Exhibit 99.1

Sigma Labs Announces Fiscal 2015 Year End Conference Call

Record Revenue Achieved in Fourth Quarter

SANTA FE, N.M. – January 21, 2016 – Sigma Labs, Inc. (OTCQB: SGLB) (“Sigma Labs” or the “Company”), a developer of advanced, in process, non-destructive quality inspection systems for metal-based additive manufacturing ("AM") and other advanced manufacturing technologies, today announced that management will host a conference call to discuss financial results for the Company's fourth quarter and full year of fiscal 2015 on Wednesday, March 16, 2016 at 11:00 a.m. Eastern Time. Sigma Labs plans to release the Company's 2015 fourth quarter and full year results prior to the market open that same day, March 16, 2016.

The Company also pre-announced that revenue for the fourth quarter of 2015 on a preliminary, unaudited basis was over $0.5 million, versus $0.2 million in the fourth quarter of 2014 and $0.3 million in the third quarter of 2015.

“We are pleased to announce that, due to an acceleration of orders, our fourth quarter revenue was the highest in the Company’s history,” said Mark Cola, President & CEO of Sigma Labs. “Our business development efforts are clearly gaining traction, and – due to demand – we have extended our Early Adopter and OEM Partner programs past the end of 2015. Last year marked the highest level of sales for Sigma Labs, but we believe the best is yet to come, as we focus on further growth and a path to profitability in 2016.”

Earnings Conference Call

To participate in the fourth quarter conference call, please dial toll free 1-888-243-4451, or 1-412-542-4135, approximately five minutes before the conference call time stated above. A live webcast of the call can also be accessed on the Sigma Labs website at www.sigmalabsinc.com. A recording will be available on the Company's website upon completion of the call.

About Sigma Labs, Inc.

Sigma Labs, Inc. develops and engineers advanced, in-process, non-destructive quality inspection systems for commercial firms worldwide seeking productive solutions for metal-based additive manufacturing or 3D printing, and other advanced manufacturing technologies.  For more information please visit www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often contain words such as "expects," "anticipates," "intends," "believes" or "will." These forward-looking statements are subject to a number of risks, uncertainties and assumptions that could adversely affect us, including the risks set forth in Sigma's most recent annual report on Form 10-K. The forward-looking statements in this press release are made only as of the date of this press release. Sigma undertakes no obligation to update any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Chris Witty

cwitty@darrowir.com

646-438-9385